Exhibit 23.1

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statements on our report dated March 17, 2014, except for Note 3 as to which the date is June 2, 2014, relating to the consolidated financial statements, and to our report dated March 17, 2014, except as to the effect of the material weakness, which is dated June 2, 2014, relating to the effectiveness of Fibrocell Science, Inc.’s internal control over financial reporting, appearing in the Company’s Form 10-K/A for the year ended December 31, 2013.

BDO USA, LLP

Philadelphia, PA

June 23, 2014